Exhibit 5.1

March 27, 2020

3M Company

3M Center

St. Paul, Minnesota 55144

Re:	3M Company Registration Statement on Form S-3 (Registration No. 333-236344)

Ladies and Gentlemen:

I am Associate General Counsel of 3M Company, a Delaware corporation (the “Company”), and as such I have acted as counsel in connection with the issuance and sale by the Company of $500,000,000 principal amount of the Company’s 2.650% Notes due 2025 (the “2025 Notes”), $600,000,000 principal amount of the Company’s 3.050% Notes due 2030 (the “2030 Notes”) and $650,000,000 principal amount of the Company’s 3.700% Notes due 2050 (the “2050 Notes” and, together with the 2025 Notes and the 2030 Notes, the “Securities”), pursuant to the Underwriting Agreement, dated March 25, 2020 (the “Underwriting Agreement”), among the Company and Citigroup Global Markets Inc., BofA Securities, Inc. and J.P. Morgan Securities LLC. The Securities have been offered pursuant to a Prospectus dated February 10, 2020 and a Prospectus Supplement dated March 25, 2020. The Securities will be issued under the Indenture, dated as of November 15, 2000 (the “Original Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to Citibank, N.A.), as trustee, as supplemented by the First Supplemental Indenture, dated as of July 29, 2011 (the “First Supplemental Indenture” and together with the Original Indenture, the “Indenture”). Capitalized terms used herein but not otherwise defined shall have the meaning assigned to them in the Underwriting Agreement.

I have examined and am familiar with originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials and such other instruments as I have deemed necessary or appropriate as a basis for the opinions expressed below, including the Registration Statement on Form S-3 (Registration No. 333-236344) (such registration statement, as amended to the date hereof, including the documents incorporated by reference therein, the “Registration Statement”), the Prospectus, the Prospectus Supplement, the Company’s Certificate of Incorporation, the Company’s Amended and Restated By-Laws, the Indenture, the Securities and the Underwriting Agreement. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to the Company as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed; and (d) the certificates representing the Securities conform as to form to the form of global notes examined by me.

Based on such examination, I am of the opinion that the issuance of $500,000,000 principal amount of the 2025 Notes, $600,000,000 principal amount of the 2030 Notes and $650,000,000 principal amount of the 2050 Notes has been duly authorized by all necessary action by the Board of Directors and the authorized officers of the Company and that the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law) when the Securities shall have been duly executed by the Company and authenticated by the Trustee as provided in the Indenture and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

The foregoing opinion is limited to the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. I hereby consent to the incorporation by reference of this opinion as an exhibit to the above-referenced Registration Statement and to the use of my name wherever it appears in the Registration Statement, Prospectus and the Prospectus Supplement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Act or the related rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Michael M. Dai
Michael M. Dai
Associate General Counsel

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